*150103*

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

| Filed in the office of | Document Number |
| --- | --- |
| Barbara K. Cegavske | 20190246322-01 |
| Secretary of State | Filing Date and Time: 06/06/2019 2:02 PM |
| State of Nevada | Entity Number: E0402072006-3 |

# Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Designation For Nevada Profit Corporations
**(Pursuant to NRS 78.1955)**

1. Name of corporation:

OCEAN THERMAL ENERGY CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to Nevada Corporation Law, Ocean Thermal Energy Corporation does hereby designate the following classes of preferred shares:

Series B Preferred 1,250,000 shares, par value $0.001 - The Series B Shares will not have voting rights alongside the common shares. Each Series B Share will be convertible into 10 shares of the Company's common stock.

Series C Preferred, 2,700,000 shares, par value $0.001 - The Series C Shares will have voting rights alongside the common shares. Each Series C Share will be convertible into 5 shares of the Company's common stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

**Signature of Officer**

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*